Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION CHANGES NAME TO

“THE HANOVER INSURANCE GROUP, INC.”

Company stock to trade on New York Stock Exchange as “THG”

WORCESTER, Mass., December 1, 2005 – Allmerica Financial Corporation confirmed that effective today it will be known as “The Hanover Insurance Group, Inc.” (“The Hanover”) and the company’s stock will trade on the New York Stock Exchange under the stock ticker symbol “THG.” The company initially announced its intention to change its name and ticker symbol in a news release issued October 31.

“This is an important day in the life of our company,” said Frederick H. Eppinger, president and chief executive officer of The Hanover. “Over the past two years, we successfully managed a broad restructuring effort, creating a very distinctive super-regional property and casualty company. Our new name represents a milestone in our journey, re-inforces our commitment to our agent partners and policyholders, and reflects the strength and experience of our company.”

The Hanover, based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, and Citizens Insurance Company of America, headquartered in Howell, Michigan. The holding company’s new name is taken from The Hanover Insurance Company, the oldest and largest company in the group.

The organization will use The Hanover Insurance Group as its primary identity in all of its markets except Michigan, where Citizens is one of the largest providers of property and casualty insurance and has established a very strong market presence and brand recognition. In Michigan, the company will continue to lead with the Citizens name, and will identify itself as “a company of The Hanover Insurance Group.”

The Hanover (NYSE: THG) offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 of more than 950 property and casualty insurers in the United States.

Contact Information Investors: Sujata Mutalik E-mail: smutalik@hanover.com (508) 855-3457	Media: Michael Buckley E-mail: mibuckley@hanover.com (508) 855-3099